Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared by Caesars Entertainment, Inc. (“Caesars” or the “Company”) in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” in order to give effect to the Transaction (as defined herein).

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Condensed Combined Financial Statements”) included herein present the unaudited pro forma condensed combined balance sheet (“Unaudited Pro Forma Condensed Combined Balance Sheet”) and the unaudited pro forma condensed combined statement of operations (“Unaudited Pro Forma Condensed Combined Statement of Operations”) based upon the consolidated audited historical financial statements of Caesars Entertainment, Inc. and William Hill PLC (“William Hill”), after giving effect to the acquisition of William Hill and related financing (collectively, the “Transaction”), and the adjustments described in the accompanying notes.

Basis for Historical Information

The Unaudited Pro Forma Condensed Combined Financial Statements are being presented for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position, results of operations, balance sheet data or other financial information of Caesars would have been if the acquisition of William Hill had occurred as of the dates indicated. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The unaudited pro forma adjustments are based on available information and assumptions that management believes are reasonable in order to give effect, on a pro forma basis, to the Transaction.

The Acquisition

On April 22, 2021, Caesars UK Bidco, a wholly-owned subsidiary of Caesars, completed its acquisition of William Hill pursuant to a court sanctioned scheme of arrangement (the “Acquisition”). Caesars acquired the entire issued and to be issued share capital (other than shares owned by the Company or held in treasury) of William Hill, in an all-cash transaction of approximately £2.9 billion or approximately $4.0 billion. Caesars plans to sell William Hill’s non-U.S. operations, including its United Kingdom (“U.K.”) and international online divisions and retail betting shops (collectively, the “Rest of World” or “RoW” as defined herein).

Prior to the Transaction, Caesars and William Hill entered into a 25 year agreement, which became effective in 2019, pursuant to which Caesars granted William Hill the right to operate Caesars’ sportsbooks, in retail channels and conduct real money online betting and gaming activities under certain skins for online channels with respect to Caesars’ properties. “Skins” referred to Caesars’ ability to grant to William Hill an online channel that allowed William Hill to operate online casino and sports gaming activities in reliance on, and utilizing the benefit of, any licenses granted to Caesars or its subsidiaries. Caesars received a 20% ownership interest in William Hill PLC’s U.S. subsidiary, William Hill U.S. Holdco (“William Hill U.S.”) and 13 million ordinary shares of William Hill PLC. Additionally, Caesars received a profit share from the operations of sports betting and other gaming activities associated with Caesars’ properties.

Caesars accounted for its investment in William Hill U.S. as an equity-method investment and in William Hill PLC as an investment in equity securities. The fair value of the William Hill U.S. and William Hill PLC shares received as of the date of issuance has been deferred and recognized as revenue on a straight-line basis over the 25-year agreement term. The Acquisition is accounted for in the Unaudited Pro Forma Condensed Combined Financial Statements and related notes using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”), with Caesars as the accounting acquirer of William Hill and applying the pro forma assumptions and adjustments described in the accompanying notes. As noted above, Caesars plans to sell RoW. As such, the Unaudited Pro Forma Condensed Combined Financial Statements reflect the expected RoW divestiture as assets and liabilities held for sale.

In connection with the acquisition of William Hill, on April 22, 2021, a newly formed subsidiary of Caesars, Caesars Cayman Finance Limited, entered into a Credit Agreement (the “Bridge Credit Agreement”) with certain lenders party thereto and Deutsche Bank AG, London Branch, as administrative agent and collateral agent, pursuant to which the lenders party thereto provided the debt financing. The Bridge Credit Agreement provides for (a) a 540-day £1.0 billion Asset Sale Bridge Facility, (b) a 60-day £502.6 million Cash Confirmation Bridge Facility and (c) a 540-day £116.0 million Revolving Credit Facility. The proceeds of the bridge loan facilities provided under the Bridge Credit Agreement were used (i) to pay a portion of the cash consideration for the Acquisition and (ii) to pay fees and expenses related to the Acquisition and related transactions. The Unaudited Pro Forma Condensed Combined Financial Statements also reflect the partial repayment of the Asset Sale Bridge Facility and the Cash Confirmation Bridge Facility in the amounts of £700.0 million and £502.6 million, respectively. The proceeds of the revolving credit facility under the Bridge Credit Agreement will be used for working capital and general corporate purposes. The Bridge Credit Agreement is included within William Hill’s non-U.S. operations, which is planned to be divested.

The Unaudited Pro Forma Condensed Combined Financial Statements are based on the audited historical consolidated financial statements of Caesars and the audited historical consolidated financial statements of William Hill, as adjusted to give effect to the Transaction. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020 gives effect to the Transaction as if it had occurred on December 31, 2020. The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended December 31, 2020 gives effect to the Transaction as if it had occurred on January 1, 2020. Refer to Note 1 - Basis of Presentation for additional information.

The Unaudited Pro Forma Condensed Combined Financial Statements and related notes should be read in conjunction with the audited historical financial statements of Caesars and William Hill referenced below:

•	Caesars’ Annual Report on Form 10-K, for the year ended December 31, 2020, which is incorporated by reference; and

•

The William Hill audited consolidated financial statements and the accompanying notes as of and for the 52 weeks ended December 29, 2020, as provided in Exhibit 99.4 to this Amendment to the Current Report on Form 8-K (the “8-K/A”).

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the Unaudited Pro Forma Condensed Combined Financial Statements. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transaction as contemplated, and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Unaudited Pro Forma Condensed Combined Financial Statements. The Pro Forma Adjustments are intended to represent the necessary adjustments to account for the Transaction. The Unaudited Pro Forma Condensed Combined Financial Statements are presented for informational purposes only and are not necessarily indicative of the financial position or results that would have occurred had the Transaction been consummated as of the dates indicated, nor is it indicative of any future results. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2020

(Dollars in Millions)

	Historical		Transaction Accounting Adjustments
	As of December 31, 2020	As of December 29, 2020
($ in millions)	Caesars as Reported	William Hill (IFRS) (Note 2)	William Hill RoW Assets & Liabilities Held for Sale (Note 3)	Pro Forma Adjustments (Note 6)	Notes	Pro Forma Condensed Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,758	$961	$(838)	$(1,108)	6a	$773
Restricted cash and investments	2,021	25	—	(1,917)	6a	129
Accounts receivables, net	338	51	(36)	(5)	6d	348
Due from affiliates	44	—	—	(7)	6d	37
Inventories	44	—	—	—		44
Prepayments and other current assets	250	47	(24)	—		273
Assets held for sale	2,212	4	2,329	1,174	6i	5,719

Total current assets	6,667	1,088	1,431	(1,863)		7,323
Investments in and advances to unconsolidated affiliates	173	39	(19)	107	6d, 6h	300
Property and equipment, net	14,333	321	(250)	—		14,404
Gaming licenses and other intangibles, net	4,253	815	(574)	375	6b	4,869
Goodwill	9,723	516	(483)	1,412	6c	11,168
Other assets, net	1,236	119	(105)	(84)	6d, 6f	1,166

Total assets	$36,385	$2,898	$—	$(53)		$39,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$67	$—	$—	$—		$67
Accounts payable	165	227	(206)	(7)	6d	179
Accrued interest	229	—	—	—		229
Accrued other liabilities	1,239	717	(436)	(6)	6d	1,514
Liabilities related to assets held for sale	885	—	1,760	895	6i	3,540

Total current liabilities	2,585	944	1,118	882		5,529
Long-term financing obligation	12,295	—	—	—		12,295
Long-term debt, less current portion	14,073	949	(949)	—		14,073
Deferred income taxes	1,166	60	(60)	120	6e	1,286
Other long-term liabilities	1,232	127	(109)	(134)	6d	1,116

Total liabilities	31,351	2,080	—	868		34,299
STOCKHOLDERS’ EQUITY:
Common stock	—	32	—	(32)	6g	—
Paid in capital	6,382	1,218	—	(1,157)	6g	6,443
Accumulated deficit	(1,391)	(447)	—	274	6g	(1,564)
Treasury stock	(9)	—	—	—		(9)
Accumulated other comprehensive income	34	18	—	(18)	6g	34

Caesars stockholders’ equity	5,016	821	—	(933)		4,904
Noncontrolling interests	18	(3)	—	12	6g	27

Total stockholders’ equity	5,034	818	—	(921)		4,931

Total liabilities and stockholders’ equity	$36,385	$2,898	$—	$(53)		$39,230

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in Millions, Except Per Share Data)

	Historical		Transaction Adjustments
(in millions, except per share data)	For the Year Ended December 31, 2020 Caesars as Reported	For the 52-weeks Ended December 29, 2020 William Hill (IFRS) (Note 2)	Divestiture of William Hill RoW (Note 3)	Pro Forma Adjustments (Note 7)	Notes	Pro Forma Condensed Combined	Notes
REVENUES:
Casino and pari-mutuel commissions	$2,337	$1,767	$(1,553)	$—		$2,551
Food and beverage	337	—	—	—		337
Hotel	450	—	—	—		450
Other	350	11	—	(8)	7e	353

Net revenues	3,474	1,778	(1,553)	(8)		3,691
EXPENSES:
Casino and pari-mutuel commissions	1,197	117	(92)	—		1,222
Food and beverage	261	—	—	—		261
Hotel	170	—	—	—		170
Other	140	—	—	—		140
General and administrative	882	1,206	(1,124)	12	7a	976
Corporate	195	—	—	—		195
Impairment charges	215	169	—	—		384
Depreciation and amortization	583	198	(177)	50	7b	654
Transaction costs and other operating costs	268	—	—	96	7c	364

Total operating expenses	3,911	1,690	(1,393)	158		4,366

Operating (loss) income	(437)	88	(160)	(166)		(675)
OTHER EXPENSE:
Interest expense, net	(1,174)	(68)	67	—		(1,175)
Loss on extinguishment of debt	(197)	—	—	—		(197)
Other (loss) income	176	48	(44)	(33)	7d, 7e	147

Total other expense	(1,195)	(20)	23	(33)		(1,225)

(Loss) income before income taxes	(1,632)	68	(137)	(199)		(1,900)
Provision for income taxes	(126)	—	—	(11)	7f	(137)

Net (loss) income	(1,758)	68	(137)	(210)		(2,037)
Net loss (income) attributable to noncontrolling interests	1	(12)	—	—		(11)

Net (loss) income attributable to William Hill/Caesars	$(1,757)	$56	$(137)	$(210)		$(2,048)

Net (loss) income per share - basic and diluted
Basic (loss) income per share	$(13.50)					$(15.73)	7g
Diluted (loss) income per share	$(13.50)					$(15.73)	7g
Weighted average basic shares outstanding	130					130	7g
Weighted average diluted shares outstanding	130					130	7g

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma effects of the Transaction. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The audited historical financial statements have been adjusted in the Unaudited Pro Forma Condensed Combined Financial Statements to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the Transaction in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020 was prepared using the historical audited consolidated balance sheet of Caesars and the audited historical consolidated statement of financial position for William Hill as of December 29, 2020 and gives effect to the Transaction as if it had occurred on December 31, 2020.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 was prepared using the audited historical consolidated statement of operations for Caesars and the audited historical income statement for William Hill for the 52 weeks ended December 29, 2020 and gives effect to the Transaction as if it had occurred on January 1, 2020.

On the acquisition date, Caesars has determined that the William Hill RoW operations met the criteria to be classified as long-lived assets held for sale. As such, the Unaudited Pro Forma Condensed Combined Balance Sheet includes Transaction Accounting Adjustments to reflect the anticipated divestiture of the RoW operations as assets and liabilities held for sale. The Unaudited Pro Forma Condensed Combined Statement of Operations includes Transaction Accounting Adjustments to remove the revenues and expenses of RoW as the RoW operations will be accounted for as discontinued operations, which are excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any proceeds or gain/loss on sale from the planned divestiture of RoW.

The audited historical consolidated financial statements of Caesars are prepared in accordance with U.S. GAAP and are shown in U.S. dollars. The audited historical consolidated financial statements of William Hill are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and are presented in British pound sterling (“GBP”), and translated into U.S. dollars (“USD”) for purposes of the Unaudited Pro Forma Condensed Combined Financial Statements. The revenue and expenses were translated using the historical average exchange rate for the year ended December 31, 2020, and the assets and liabilities were translated using the exchange rate as of the balance sheet date of December 31, 2020. See Note 2 - Adjustments to and Reclassifications of Historical William Hill Financial Information.

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC 805, with Caesars treated as the accounting acquirer and William Hill as the accounting acquiree, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements. Caesars has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of William Hill’s assets acquired or liabilities assumed, other than a preliminary estimate for certain intangible assets. Accordingly, apart from these assets, William Hill’s assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these Unaudited Pro Forma Condensed Combined Financial Statements are preliminary and subject to revision based on a final determination of fair values.

Note 2 - Adjustments to and Reclassifications of Historical William Hill Financial Information

William Hill’s historical financial information was derived from their audited historical consolidated financial statements described in the introduction and are presented under IFRS and converted from GBP to USD based on historical exchange rates. The historical audited consolidated income statement of William Hill for the 52 weeks ended December 29, 2020, was translated using the historical average exchange rate (1.2834 $/£). The historical audited consolidated statement of financial position as of December 29, 2020, was translated using the spot rate on December 31, 2020 (1.3663 $/£). Caesars considered the difference in William Hill’s fiscal year end and its impact on the adoption of new accounting standards and noted no material impacts.

The historical balances reflect certain reclassifications of William Hill’s consolidated statement of financial position and consolidated income statement categories to conform to Caesars’ presentation and are summarized below:

William Hill’s Consolidated Statement of Financial Position Reclassifications:

Caesars’ Presentation	William Hill’s Presentation	Historical William Hill (GBP)	Reclassification Adjustments (GBP)	Note		Historical William Hill as adjusted (GBP)	Historical William Hill as adjusted (USD)
(in millions)
Assets
Current Assets:
Cash and cash equivalents	Cash and cash equivalents	723	(18)	(i	)a	705	961
Restricted cash and investments		—	18	(i	)a	18	25
Accounts receivables, net	Trade and other receivables	63	(26)	(i	)b	37	51
Due from affiliates		—	—			—	—
Prepayments and other current assets		—	34	(i	)b, (i)d	34	47
	Loans receivable	2	(2)			—	—
	Corporation tax assets	4	(4)			—	—
Assets held for sale		—	3			3	4
	Freehold property held for sale	1	(1)			—	—
	Investment property held for sale	2	(2)			—	—

Total current assets		795	2			797	1,088

Investments in and advances to unconsolidated affiliates		—	29			29	39
	Interests in associates	24	(24)			—	—
	Investments	5	(5)			—	—
Property and equipment, net	Property, plant and equipment	235	—			235	321
Gaming licenses and other intangibles, net	Intangible assets	974	(377)			597	815
Goodwill			377			377	516
Other assets, net		—	87	(i	)d	87	119
	Deferred tax assets	48	(48)			—	—
	Loans receivable	8	(8)			—	—
	Retirement benefit obligations	49	(49)			—	—

Total Assets		2,138	(16)			2,122	2,898

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	Borrowings - less than one year	—	—			—	—
Accounts payable	Trade and other payables	469	(303)	(i	)c	166	227
Accrued interest		—	—			—	—
Accrued other liabilities		—	525	(i	)c, (i)d	525	717
	Derivative financial instruments (liabilities)	69	(69)			—	—
	Corporation tax liability	26	(26)			—	—
	Provisions	84	(84)			—	—

	Lease liabilities	37	(37)		—	—
Liabilities related to assets held for sale	Disposal group liabilities held for sale	—	—		—	—

Total current liabilities		685	6		691	944

Long-term financing obligation
Long-term debt, less current portion	Borrowings - more than one year	694	—		694	949
Deferred income taxes	Deferred tax liabilities	66	(22)	(i)d	44	60
Other long-term liabilities		—	93		93	127
	Lease liabilities (non-current)	89	(89)		—	—
	Other long term provisions	4	(4)		—	—

Total liabilities		1,538	(16)		1,522	2,080

Stockholders’ Equity:
Common stock		—	24		24	32
	Own shares held	(84)	84		—	—
	Called up share capital	108	(108)		—	—
Paid in capital		—	892		892	1,218
	Share premium account	717	(717)		—	—
	Capital redemption reserve	7	(7)		—	—
	Merger reserve	168	(168)		—	—
Retained earnings	Accumulated losses	(327)	—		(327)	(447)
Treasury stock		—	—		—	—
Accumulated other comprehensive income	Hedging and translation reserves	13	—		13	18

Total Company stockholders’ equity		602	—		602	821

Noncontrolling interest	Equity attributable to non-controlling interests	(2)	—		(2)	(3)

Total equity		600	—		600	818

Total Liabilities and Equity		2,138	(16)		2,122	2,898

i.	A summary of the Consolidated Statement of Financial Position reclassification adjustments as follows:

a.	To reclassify £18 million from Cash and cash equivalents to Restricted cash and investments, including funds held at Nevada State Commission.
b.	To reclassify £26 million from Trade and other receivables to Prepayments and other current assets, including Sundry prepayments, prepaid insurance, prepaid rent and others.
c.	To reclassify £303 million from Trade and other payables to Accrued other liabilities, including Sundry accruals, VAT and others.
d.

To reclassify £18 million from Other assets, net, £2 million to Prepayments and other current assets, £6 million to Accrued other liabilities and £22 million from deferred income taxes related to taxes.

William Hill’s Consolidated Income Statement Reclassifications:

Caesars’ Presentation		William Hill Historical	Reclassification Adjustments			Historical William Hill as adjusted	Historical William Hill as adjusted
(in millions)	William Hill’s Presentation	(GBP)	(GBP)	Note		(GBP)	(USD)
Revenues
Casino and pari-mutuel commissions	Revenue	1,324	(8)	(ii	)a	1,316	1,767
Food and beverage		—	—			—	—
Hotel		—	—			—	—
Other	Revenue	—	8	(ii	)a	8	11

Net revenues		1,324	—			1,324	1,778

Expenses:
Casino and pari-mutuel commissions	Cost of sales	87	—			87	117
Food and beverage		—	—			—	—
Hotel		—	—			—	—
Other		—	—			—	—
General and administrative	Other operating expenses	1,171	(273)	(ii	)b, (ii)c	898	1,206
Corporate		—				—	—
Impairment charges	Exceptional items and adjustments	—	126	(ii	)b	126	169
Depreciation and amortization	Other operating expenses	—	147	(ii	)c	147	198
Transaction costs and other operating costs		—	—			—	—

Total operating expenses		1,258	—			1,258	1,690

Operating (loss) income		66	—			66	88
Other Expense:
Interest expense, net	Finance costs	(51)	—			(51)	(68)
Loss on extinguishment of debt		—	—			—	—
Other (loss) income		—	36			36	48
	Other operating income	14	(14)			—	—
	Investment income	22	(22)			—	—
	Share of results of associates	—	—			—	—
Total other expenses		(15)	—			(15)	(20)

(Loss) income before income taxes		51	—			51	68

Provision for income taxes	Tax	—	—			—	—

Net (loss) income		51	—			51	68

Net loss (income) attributable to noncontrolling interests	Attributable to non-controlling interests	(9)	—			(9)	(12)
Net (loss) income attributable to William Hill/Caesars		42	—			42	56

ii.	A summary of the Consolidated Income Statement reclassification adjustments as follows:

a.	To reclassify £8 million from revenue to other revenue related to service provider revenue.
b.	To reclassify £126 million from other operating expenses to impairment charges related to impairment charges of William Hill’s Retail segment.
c.	To reclassify £147 million from other operating expenses to depreciation and amortization for property depreciation and intangible amortization.

Further review may identify additional reclassifications that could have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements of the combined company. At this time, Caesars is not aware of any other reclassifications that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements that are not reflected in the pro forma adjustments.

Note 3 - William Hill RoW Assets and Liabilities Held for Sale and RoW Divestiture

Caesars plans to sell William Hill’s non-U.S. operations, including its U.K. and international online divisions and retail betting shops. On the acquisition date, Caesars has determined that RoW met the criteria to be classified as long-lived assets held for sale under Accounting Standards Codification 360, Property, plant, and equipment. As such, the Unaudited Pro Forma Condensed Combined Financial Statements reflect the expected RoW divestiture as assets and liabilities held for sale and as discontinued operations. The Unaudited Pro Forma Condensed Combined Statement of Operations includes Transaction Accounting Adjustments to remove the revenues and expenses of RoW as the RoW operations will be accounted for as discontinued operations, which are excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the expected assets and liabilities to be disposed of, but given separation is ongoing, amounts may change. The effects of any changes could, individually or in the aggregate, materially impact the Unaudited Pro Forma Condensed Combined Financial Statements.

These adjustments represent the reclassification of (i) historical assets of RoW to assets classified as held for sale and (ii) historical liabilities of RoW to liabilities related to assets held for sale as well as (iii) the elimination of historical operations for the RoW that is expected to be sold.

Note 4 - IFRS to U.S. GAAP Adjustments and Significant Accounting Policies

During the preparation of these Unaudited Pro Forma Condensed Combined Financial Statements, management performed a preliminary analysis of William Hill’s financial information to identify differences in accounting policies as compared to those of Caesars, including certain adjustments to conform the historical financial information of William Hill from IFRS to U.S. GAAP. IFRS differs in certain respects from U.S. GAAP. There were no material adjustments made to the Unaudited Pro Forma Condensed Combined Financial Statements to align with U.S. GAAP based on management’s preliminary assessment of differences between IFRS and U.S. GAAP.

The Unaudited Pro Forma Condensed Combined Financial Statements have been compiled using the significant accounting policies as set forth in the audited consolidated financial statements for the fiscal year ended December 31, 2020. Caesars has completed an initial assessment of William Hill’s accounting policies under IFRS compared to Caesars’ accounting policies under U.S. GAAP. As a result of that assessment, Caesars has not identified any material policy differences but, as the analysis is ongoing, Caesars may identify additional accounting policy differences that, when conformed, could have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements of the combined company. At this time, Caesars is not aware of any accounting policy differences that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements that are not reflected in the pro forma adjustments.

Note 5 - Calculation of Purchase Consideration

The total purchase consideration for the purpose of the Unaudited Pro Forma Condensed Combined Financial Statements is $4,012 million. Refer to the table below for the preliminary calculation of purchase consideration transferred:

(in millions, except shares and per share data)	Shares	Per Share
Cash for outstanding William Hill common stock (i)	1,037,873,698	$3.77	$3,908
Fair value of William Hill equity awards attributable to pre-combination services (ii)			81
Settlement of preexisting relationships (net of receivable/payable) (iii)			2
Settlement of preexisting relationships (previously held equity investment and off-market settlement) (iv)			21

Purchase consideration			$4,012

(i)

The preliminary total cash purchase consideration to acquire William Hill is $3,908 million as of April 22, 2021 and is payable in GBP. The purchase price in GBP has been converted at the GBP to USD exchange rate of $1.3842 as of April 22, 2021.

(ii)

Consideration paid of $81 million to cash settle William Hill’s outstanding equity awards. A portion of the fair value of William Hill’s equity awards that will be cash settled represents consideration transferred, attributable to pre-combination services. This amount is calculated based on the ratio of the pre-combination service period (grant date until the acquisition date) to the longer of the original total service period or the modified service period, if any.

(iii)	Effective settlement of net $2 million, related to $7 million of accounts receivable owed by William Hill to Caesars and $5 million of accounts payable owed to William Hill as of December 31, 2020.
(iv)

Settlement of the pre-existing relationship related to the 2019 online sports betting operating agreement between William Hill and Caesars. The settlement is accounted for as a separate transaction from the business combination, and includes the off-market component from the pre-existing contractual relationship of $480 million, net of the value attributed to the Company’s interests in William Hill received in exchange for providing a skin to William Hill of $501 million.

Preliminary Purchase Price Accounting

The pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet are preliminary. The adjustment amounts are estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2020. These adjustments have been prepared to illustrate the estimated effect of the Transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation and related adjustments reflected are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. The noncontrolling interest acquired represents certain small minority interest holdings acquired as part of the acquisition of Mr. Green. Accordingly, the fair value of noncontrolling interest acquired is not yet complete and is dependent upon certain assumptions that have not yet been finalized. A contingent liability was assumed on William Hill’s historical financial information as of December 29, 2020 arising from a contractual liability held as part of a commercial agreement with a third party that triggered in the event of a change of control of William Hill. The Company has recorded an initial estimate of the contractual liability on the opening balance sheet. Accordingly, actual amounts to the consolidated financial statements may differ from those reflected in the Pro Forma Financial Statements.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of William Hill:

(in millions)
Purchase consideration	$4,012
Fair value of noncontrolling interest acquired	9

Preliminary estimated fair value of total acquisition considerations	4,021
Assets held for sale	3,884
Current and other assets	181
Property and equipment	71
Goodwill	1,445
Intangible assets (i)	616
Other noncurrent assets	269

Total assets	6,466
Liabilities related to assets held for sale	(2,039)
Current liabilities	(294)
Deferred income taxes	(94)
Other noncurrent liabilities (ii)	(18)

Total liabilities	(2,445)

Net assets acquired	$4,021

i.	Intangible assets consist of brand name, user relationships, technology, operating agreements and reacquired rights.
ii.	Other noncurrent liabilities consist of long-term lease obligations of $18 million.

Note 6 - Unaudited Pro Forma Condensed Combined Balance Sheet Pro Forma Adjustments

Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet:

The following summarizes the Transaction Accounting Adjustments to give effect as if the Transaction had been completed on December 31, 2020 for the purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet:

a)	The following table details the adjustments that have been made to Cash and Cash equivalents and Restricted cash and investments:

As of December 31, 2020 (in millions)	Cash and cash equivalents	Restricted cash and investments
Cash to selling shareholders for equity (i)	$(2,010)	$(1,898)
Cash paid to settle William Hill’s outstanding equity awards (ii)	(35)	—
Cash proceeds received from new debt drawn per the Credit Agreement (iii)	2,113	—
Debt issuance costs related to the new debts (iv)	(33)	—
Repayment of debt drawn per the Credit Agreement (v)	(1,111)	—
Cash paid for transaction costs (vi)	(73)	(19)
Cash received upon settlement of foreign exchange forward contract (vii)	41	—

Net adjustment	$(1,108)	$(1,917)

i.

Adjustment to reflect the $2,010 million of Cash and cash equivalents and $1,898 million of Restricted cash and investments paid to William Hill shareholders for the purchase of all outstanding shares of William Hill from new debt drawn per the Credit Agreement, inclusive of an adjustment to reflect reclassification of restricted cash held in escrow to Cash and cash equivalents that became unrestricted as a result of the transaction.

ii.	Adjustment to Cash and cash equivalents to reflect $35 million paid to settle William Hill’s out standing equity awards.
iii.	Adjustment to Cash and cash equivalents to reflect new debt drawn on Asset Sale Bridge Facility and Cash Confirmation Bridge Facility in the amount of $1,426 million and $687 million, respectively.
iv.

Adjustment to Cash and cash equivalents to reflect payment of debt issuance costs on Asset Sale Bridge Facility and Cash Confirmation Bridge Facility in the amount of $29 million and $4 million, respectively.

v.	Adjustment to Cash and cash equivalents to repay the Asset Sale Bridge Facility and the Cash Confirmation Bridge Facility in the amounts of $424 million and $687 million, respectively.
vi.

Adjustment to reflect $73 million of Cash and cash equivalents and $19 million of Restricted cash and investments used to pay transaction costs not currently reflected in the historical financial statements of Caesars and William Hill (including financing arrangements, financial and corporate broking advice, legal advice, accounting and tax advice, public relations advice and other costs and expenses).

vii.

Adjustments to Cash and cash equivalents to recognize $41 million of proceeds related to the settlement of the foreign exchange forward contract entered into to hedge the risk of appreciation of the GBP denominated purchase price.

b)

Adjustment to Gaming licenses and other intangibles, net to reflect an estimated fair value of approximately $617 million, an increase of approximately $375 million from William Hill’s historical carrying value. The fair value estimate is preliminary and subject to change. The preliminary fair value estimate includes the reacquired right intangible asset related to the use of certain skins to operate online sports betting operations. Reacquired rights are amortizable over the remaining contractual period of the contract in which the right was granted.

The preliminary identifiable intangible assets recognized in the Unaudited Pro Forma Condensed Combined Balance Sheet consist of the following:

(dollars in millions)	Estimated useful life (in years)	As of December 31, 2020
Brand	16	$29
User relationships	3	68
Technology	6	120
Operating agreements	20	90
Reacquired rights	24	310

To eliminate historical Intangible assets		(242)

Net adjustment to Gaming licenses and other intangibles, net		$375

The adjustment to reflect preliminary fair value estimates for intangible assets related to RoW that will be divested are reflected as Assets held for sale (refer to Note 6i). The preliminary fair value estimate for Brand and Technology were determined based on using the relief-from-royalty method, which applies an estimated royalty rate to forecasted future cash flows, discounted to present value. User relationships were determined using the cost approach.

c)	Adjustment to Goodwill to reflect the resulting goodwill that would have been recorded if the Transaction occurred on December 31, 2020:

(in millions)	As of December 31, 2020
Goodwill resulting from the Transaction	$1,445
Less: Historical Goodwill	(33)

Net adjustment to Goodwill	$1,412

The adjustment to reflect the resulting goodwill related to RoW that will be divested is reflected as Assets held for sale (refer to Note 6i).

d)	Adjustment to remove balances that would be intercompany as a result of the Transaction, including:

i.	Adjustment to reflect the effective settlement of $7 million payable reflected by William Hill in Accounts payable, which is owed to Caesars and reflected in Caesars’ Due from affiliates,

ii.

Adjustment to reflect the effective settlement of $5 million receivable reflected by William Hill in Accounts receivable, net, which is due from Caesars and recorded in Caesars’ Accrued other liabilities,

iii.	Adjustment to remove Caesars’ historical investment in William Hill U.S. which had a carrying value of $128 million, recorded within Caesars’ Investment in and advances to unconsolidated affiliates,

iv.

Adjustment to eliminate the historical investment in William Hill PLC shares which totaled $44 million, net of the cumulative unrealized gains of $17 million, which was a result of gains on remeasurement of the William Hill PLC investment, and included in the Other assets, net,

v.	Adjustment to remove Caesars’ deferred revenue related to the William Hill partnership in the amount of $134 million, which was recorded in Other long-term liabilities.

e)

Adjustment to increase deferred income taxes by $120 million to reflect the estimated tax impacts of the pro forma adjustments as a result of the Transaction. The estimated tax impacts related to RoW adjustments are reflected in Assets held for sale and Liabilities related to assets held for sale (refer to Note 6i). Deferred taxes were established based on a blended federal and state statutory tax rate of 25%. This estimate of deferred tax is preliminary and is subject to change based on Caesars’ final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

f)	Adjustment to Other assets, net of $40 million to reflect the settlement of the foreign exchange forward contract entered into to hedge the risk of appreciation of the GBP denominated purchase price.

g)	Adjustment to Total Stockholders’ Equity:

(in millions)	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Loss	Equity attributable to non- controlling interests
Elimination of total William Hill historical equity	$(32)	$(1,218)	$447	$—	$(18)	$—
Credit Agreement debt issuance costs	—	—	(26)	—	—	—
Non-cash purchase consideration as a result of the transaction	—	61	—	—	—	—
Transaction costs	—	—	(92)	—	—	—
Gain on forward contract	—	—	1	—	—	—
Loss on settlement of pre-existing relationship	—	—	(18)	—	—	—
Termination fee paid for William Hill Revolving Credit Facilities	—	—	(2)	—	—	—
Incremental income tax expense	—	—	(26)	—	—	—
Stock based compensation recognized due to accelerated vesting	—	—	(12)	—	—	—
Elimination of Caesars historical noncontrolling interest in William Hill U.S.	—	—	—	—	—	12
Elimination of Ante Post gain	—	—	2	—	—	—

Net adjustment to Total Stockholders’ Equity	$(32)	$(1,157)	$274	$—	$(18)	$12

h)	Adjustment to Investments in and advances to unconsolidated affiliates of $235 million to reflect the step up in fair value of the mark-to-market investment in NeoGames.

i)	Adjustments to Assets held for sale and Liabilities related to assets held for sale:

Description	Amounts (in millions)
Fair value adjustment to gaming licenses and other intangibles and goodwill	$503
Fair value adjustment to goodwill	1,052
Closing costs for the William Hill revolvers	(2)
Repayment of Asset Sale Bridge Facility	(537)
Proceeds from New Revolving Credit Facility	158

Net adjustment to Assets held for sale	1,174

Fair value adjustment of assumed long-term debt	115
Deferred tax liabilities related to fair value step-up	165
Ante Post Upheld adjustment	(1)
Debt borrowed under the Asset Sale Bridge Facility and Cash Confirmation Bridge Facility	2,113
Debt issuance costs related to unpaid portion of Asset Sale Bridge Facility	(9)
Repayment of Asset Sale Bridge Facilit and Cash Confirmation Bridge Facility	(1,646)
Borrowings under New Revolving Credit Facility	158

Net adjustment to Liabilities related to assets held for sale	$895

Note 7 - Unaudited Pro Forma Condensed Combined Statement of Operations Pro Forma Adjustments

Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations:

The following summarizes the Transaction Accounting Adjustments to give effect as if the Transaction had been completed on January 1, 2020 for the purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations:

a)

Adjustment to General and administrative expense of $12 million to record post combination stock-based compensation expense related to the Company’s decision to accelerate the unvested share-based awards of William Hill in contemplation of the Transaction. These costs will not affect the combined statements of operations beyond twelve months after the acquisition date.

b)

Adjustment to amortization expense for definite-lived intangibles based on comparing the historical amortization recorded during the periods presented to the revised amortization based on the preliminary fair value. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense:

(in millions)	Year Ended December 31, 2020
To record new amortization expense related to the fair value adjustments to intangible assets	$62
To eliminate historical amortization related to intangible assets	(12)

Net adjustment to amortization of intangible assets	$50

c)

Adjustment to record transaction costs of $96 million which are currently not yet reflected in the financial statements of Caesars or William Hill. These costs will not affect the combined statement of income beyond twelve months after the acquisition date.

d)

Adjustment to Other (loss) income of $1 million to reflect the gain on settlement of the foreign exchange forward contract entered into to hedge the risk of appreciation of the GBP denominated purchase price. This cost will not affect the combined statement of income beyond twelve months after the acquisition date.

e)

Adjustment to remove intercompany transactions related to Caesars’ investment in William Hill and the profit-sharing agreement. These adjustments will not affect the combined statement of income beyond twelve months after the acquisition date.

i)	Adjustment to eliminate revenue of Caesars of $8 million, which was included in Other revenue for Caesars;

ii)	Adjustment to eliminate the $15 million of unrealized gains on Caesars’ equity investment in William Hill PLC, which was included in Caesars Other (loss) income;

iii)	Adjustment to eliminate the $1 million earnings on the equity method investment in William Hill U.S., which was included in Caesars Other (loss) income;

iv)

Adjustment to recognize a settlement loss of $18 million related to pre-existing relationship and previously held equity interest between William Hill and Caesars. The resulting loss has been included as an adjustment to Other (loss) income in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020;

f)

Adjustment to record the incremental income tax expense of $11 million due to pro forma adjustments based on a blended federal and state statutory tax rate of 25%. These costs will not affect the combined statement of income beyond twelve months after the acquisition date. The total effective tax rate of the combined company could be significantly different and is subject to change based on Caesars’ final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. The Unaudited Pro Forma Condensed Combined Financial Statements assume that none of the transaction costs will be deemed deductible for income tax purposes.

g)

Represents the adjustment to EPS for the year ended December 31, 2020 (in millions, except share and per share data). The unaudited pro forma diluted earnings per share for the year ended December 31, 2020 is equal to the unaudited pro forma basic earnings per share due to the pro forma net loss for the combined company:

Pro Forma Basic Weighted Average Shares (in millions, except share and per share data)	Year Ended December 31, 2020
Pro forma net income (loss) attributable to common shareholders	$(2,048)
Historical weighted average Caesars common stock shares outstanding - Basic	130,158,872
Issuance of shares to William Hill common stock shareholders	—

Pro forma weighted average shares (basic)	130,158,872

Pro forma basic EPS	$(15.73)

Pro Forma Diluted Weighted Average Shares	Year Ended December 31, 2020
Historical weighted average Caesars common stock shares outstanding - Diluted	130,158,872
Pro forma weighted average shares (diluted)	130,158,872

Pro forma diluted EPS	$(15.73)